REFERENCE  ITEM #77-Q1) EXHIBITS
AMENDMENT OF BYLAWS
(AMENDED)

                The FIRST sentence of ARTICLE I, Section 2 of the By-laws of The Fundamental Fixed Income Fund has been amended as follows:



Election of Officers: The President, Treasurer and Secretary shall be chosen annually by the Trustees. The Chairman shall be chosen annually by and from the Trustees.